UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


  Date of Report (Date of earliest events reported)       January 10, 2003
                                                     ---------------------------
                                                         (January 10, 2003)
                                                     ---------------------------



                               PNM RESOURCES, INC.
                               -------------------
             (Exact name of registrant as specified in its charter)


         New Mexico                                             85-0468296
----------------------------        Commission           ----------------------
(State or Other Jurisdiction   File Number 333-32170         (I.R.S. Employer
     of Incorporation)                     ---------     Identification) Number)




    Alvarado Square, Albuquerque, New Mexico                      87158
    ----------------------------------------                      -----
    (Address of principal executive offices)                    (Zip Code)



                                 (505) 241-2700
                                 --------------
              (Registrant's telephone number, including area code)

                         ------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)

Item  9.   Regulation FD Disclosure

The following is a press release issued by the Company on January 10, 2003 and other select financial information.

Press Release:

    PNM Resources Utility Unit Seeks Increase in Natural Gas Cost of Service

ALBUQUERQUE, N.M., January 10, 2003- PNM Resources (NYSE:PNM) utility subsidiary PNM today will ask regulators to approve an increase in the service fees charged the company's 441,000 natural-gas customers.

The proposal would increase both the set monthly service fee and the charge tied to monthly usage. Those fees are separate from the cost of gas charged to customers. The monthly cost of gas charge would not be affected by the fee increase.

"Although PNM has done an excellent job of holding down expenses where it can, the reality is that PNM's gas system grows every month, and so do the ongoing costs of operating and maintaining that system," said PNM Senior Vice President Bill Real. "In spite of achieving efficiencies in its operations, PNM is not earning a fair return on its investment in gas operations."

Real cited a number of factors driving the need for the $37.6 million rate increase, including: o The addition of 97,000 new customers to the PNM gas system since 1991, and 3,200 miles of new pipeline; o An investment in new gas infrastructure of approximately $300 million since January 1991; o Costs associated with the new federal pipeline safety law; and o The rising cost of construction materials, adoption of new technologies, and employee safety and reliability training.

The proposed rate increase would provide PNM's gas utility a 12 percent return on equity, which is consistent with the return allowed 15 comparable natural gas utilities. For the 12 months ended September 30, 2002, the company's return on equity in its gas utility was less than 3 percent. Real said company officials hope the PRC will set a timetable for public hearings and deliberation that allows the new rates to become effective in December 2003. The rate case is based on revenues and expenditures during a 12-month "test year" that ended in September 2002.

PNM, the principal subsidiary of PNM Resources, provides natural gas service to 441,000 gas customers and electric utility service to 378,000 customers in New Mexico. The company also sells power on the wholesale market in the Western U.S. PNM Resources stock is traded primarily on the NYSE under the symbol PNM.


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


Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
--------------------------------------------------------------------------------
Statements made in this news release that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and the company assumes no obligation to update this information. Because actual results may differ materially from expectations, the company cautions readers not to place undue reliance on these statements. Future financial results will be affected by a number of factors, including interest rates, weather, fuel costs, changes in supply and demand in the market for electric power, wholesale power prices, market liquidity, the performance of generating units and transmission system, and state and federal regulatory and legislative decisions and actions. For a detailed discussion of the important factors affecting PNM Resources, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the year ended December 31, 2001, Form 10-Q for the quarter ended September 30, 2002 and Form 8-K filings with the Securities and Exchange Commission.


Other Select Financial Information:

                            PNM Gas Rates Filing
                                  1/10/2003

PNM's filing for a rate increase is based on the following factors:
-------------------------------------------------------------------
-     Rate increase amount       $37.6 million
-     Total rate base            $366 million
-     Capital structure          48% equity
-     Return on equity           12%
-     Test Period           12 months ended 9/30/02
                      (Each 1% of ROE is worth $3 million)


Rate Case Timing
----------------
- NM Public Regulation Commission will start the formal hearing process 30 days after PNM files the rate case
-     PRC then has nine months to decide the rate case
-     PRC may take an additional three months if it needs more time




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


SIGNATURES
----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  PNM RESOURCES, INC.
                                   ---------------------------------------------
                                                     (Registrant)


Date:  January 10, 2003                            /s/ Robin Lumney
                                   ---------------------------------------------
                                                      Robin Lumney
                                               Vice President, Controller
                                              and Chief Accounting Officer
                                   (Officer duly authorized to sign this report)

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